Exhibit 99.1

Badger Meter Reports First Quarter 2020 Results

MILWAUKEE--(BUSINESS WIRE)--April 16, 2020--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

  Delivered strong operational performance while rapidly implementing health, safety and business continuity plans to deliver critical products and services deemed essential for customers during the COVID-19 pandemic.
  Net sales for the first quarter of 2020 were $108.5 million, an increase of 3% compared to $104.9 million in the comparable prior year quarter; municipal water sales increased 6% year-over-year.
  Net earnings and diluted earnings per share (EPS) were $11.9 million and $0.41, respectively, compared to $10.8 million and $0.37 in the comparable prior year period, an 11% year-over-year EPS increase.
  $30.5 million of cash provided by operations representing strong earnings conversion.

Overview

"In this unprecedented time, our focus is on the health, safety and well-being of our employees, customers, suppliers and communities,” said Kenneth C. Bockhorst, Chairman, President and CEO of Badger Meter. “Around the world, Badger Meter is following all government requirements as they are issued and at this point, our facilities are operational and continuing to serve customers. We have implemented certain contingency planning steps to reduce expenses, manage our operating efficiency and closely monitor working capital. Badger Meter is in a strong financial position, and we are well positioned to navigate the uncertainty of the current environment.”

First Quarter Operating Results

Municipal water sales increased 6% over the prior year with the quarter’s demand and shipment levels largely intact, reflecting the critical and essential nature of water utility operations. Existing project installation schedules remained on track, and demand for ultrasonic meter technology and cellular LTE-M radios continued to gain traction. Sales of flow instrumentation products were 4% lower year-over-year, with generally sluggish demand across the array of end markets served.

Operating margins improved 110 basis points year-over-year to 14.8% in the first quarter of 2020 from 13.7% in the comparable prior year quarter. Gross profit margins were strong at 39.9%, a 130 basis point increase over the prior year’s 38.6% due primarily to positive sales mix and price/cost dynamics.

Selling, engineering and administration (“SEA”) expenses in the first quarter of 2020 of $27.3 million were slightly higher than the prior year’s $26.1 million, due to increased personnel and new product development costs. This represented a modest 30 basis point increase in SEA as a percent of sales compared to the prior year. The tax rate of 25.6% was slightly higher than the prior year’s 23.5%.

“In summary, I am pleased with the quarter’s performance in light of the evolving crisis,” stated Bockhorst. “Our teams did a tremendous job implementing enhanced safety and cleaning protocols at our sites, providing our customers with exceptional service and adjusting to remote work. I want to thank the entire Badger Meter team for their commitment, resiliency and dedication.”

Outlook

The extent of the impact of COVID-19 on the global economy and the company’s financial results is uncertain and continues to rapidly evolve. Like many other industries, overall activity in the end markets served is beginning to slow, with customers now starting to signal potential project delays, deferral of orders and channel inventory de-stocking. In addition, modest supply disruption, cargo capacity constraints and related shortages of components may impact operations over the next several months. As a result, the company implemented temporary cost containment actions, including reductions in discretionary spending, a hiring freeze, reduced work hour furloughs and executive salary reductions.

Bockhorst continued, “We remain committed to effectively managing working capital and cash costs in order to preserve liquidity. We have approximately $70 million in cash on the balance sheet, and $125 million of revolving credit availability that we believe provides us sufficient capacity to fund foreseeable needs, including the quarterly dividend.

“A crisis such as this truly reinforces the criticality of the water industry. Despite the current situation, we remain focused on innovation and continue on track to launch new products in 2020. As we actively manage the short term, we are also contemplating the potential longer-term implications of this crisis on our business with two particular trends emerging. First, the benefit of automated meter reading adoption, whether AMR or AMI, to remotely assess meter functionality, early leak detection and usage reads. Second, remote actuation of flow restriction technology, to either limit, or in the case of this pandemic, immediately return to service full water availability to end consumers. We expect both of these trends to provide long-term opportunities for Badger Meter.”

Bockhorst concluded, “While we cannot currently forecast the length or severity of the varied economic repercussions of the pandemic, we expect that based on the necessity of our solutions, our sound balance sheet and committed workforce that we can nimbly navigate the challenges ahead and continue to protect the world’s most precious resource.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the company’s first quarter 2020 results today, Thursday April 16, 2020 at 10:00 AM Central/11:00 AM Eastern time. The call and related presentation can be accessed via webcast through the Investor section of our website or by dialing 1-877-823-9761 (US) or 1-647-689-5327 (International) and entering the passcode 8468386. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the duration, severity and geographic spread of the COVID-19 pandemic, government actions to address or mitigate the impact of the COVID-19 pandemic, and the potential negative impacts of COVID-19 on the global economy, the company’s operations and those of our customers and suppliers. In addition, the company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2020	2019
	(Unaudited)	(Unaudited)

Net sales	$108,508	$104,881

Cost of sales	65,186	64,424

Gross margin	43,322	40,457

Selling, engineering and administration	27,307	26,130

Operating earnings	16,015	14,327

Interest expense, net	31	129
Other pension and postretirement costs	44	47

Earnings before income taxes	15,940	14,151

Provision for income taxes	4,086	3,327

Net earnings	$11,854	$10,824

Earnings per share:

Basic	$0.41	$0.37

Diluted	$0.41	$0.37

Shares used in computation of earnings per share:

Basic	29,042,158	29,028,964

Diluted	29,223,915	29,238,624

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$70,376	$48,871
Receivables	59,164	61,365
Inventories	74,430	81,948
Other current assets	7,459	7,910
Total current assets	211,429	200,094

Net property, plant and equipment	84,570	85,761
Intangible assets, at cost less accumulated amortization	46,396	48,163
Other long-term assets	17,303	16,617
Goodwill	71,258	71,258
Total assets	$430,956	$421,893

Liabilities and Shareholders' Equity

Short-term debt	4,400	4,480
Payables	35,915	31,523
Accrued compensation and employee benefits	9,181	12,754
Other current liabilities	10,960	8,490
Total current liabilities	60,456	57,247

Deferred income taxes	2,428	876
Long-term employee benefits and other	32,351	32,702
Shareholders' equity	335,721	331,068
Total liabilities and shareholders' equity	$430,956	$421,893

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$11,854	$10,824

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,975	2,978
Amortization	3,256	3,264
Deferred income taxes	392	(1)
Noncurrent employee benefits	88	117
Stock-based compensation expense	307	265
Changes in:
Receivables	1,385	(1,943)
Inventories	7,437	166
Payables	4,517	4,540
Prepaid expenses and other current assets	(609)	(2,101)
Other current liabilities	(1,064)	(294)
Total adjustments	18,684	6,991
Net cash provided by operations	30,538	17,815

Investing activities:
Property, plant and equipment expenditures	(1,942)	(2,160)
Net cash used for investing activities	(1,942)	(2,160)

Financing activities:
Net decrease short-term debt	-	(7,000)
Payment of contingent acquisition consideration	-	(1,000)
Dividends paid	(4,938)	(4,357)
Proceeds from exercise of stock options	478	471
Repurchase of treasury stock	(2,467)	(1,873)
Issuance of treasury stock	55	52
Net cash used for financing activities	(6,872)	(13,707)
Effect of foreign exchange rates on cash	(219)	(1)

Increase in cash and cash equivalents	21,505	1,947
Cash and cash equivalents - beginning of period	48,871	13,086

Cash and cash equivalents - end of period	$70,376	$15,033

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com